As filed with the Securities and Exchange Commission on May 9, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

On Assignment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7363	95-4023433
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

26651 West Agoura Road

Calabasas California 91302
(818) 878-7900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald W. Rudolph

26651 West Agoura Road
Calabasas California 91302
Telephone: (818) 878-7900
Facsimile: (818) 878-7931
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David A. Ebershoff

Fulbright & Jaworski L.L.P.
865 S. Figueroa St., 29th Floor
Los Angeles, California 90017
Telephone: (213) 892-9329
Facsimile: (213) 680-4518

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum	Proposed maximum	Amount of
securities to be registered	registered	offering price per unit(1)	aggregate offering price	registration fee

Common stock, $0.01 par value per share	3,616,308 shares	$20.27	$73,302,563.16	$6,743.84

(1)	Estimated solely for purposes of determining the registration fee, in accordance with Rule 457(c), based on the average of the high and low price on the Nasdaq National Market on May 3, 2002.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where these activities are not permitted.

Subject to completion, dated May 10, 2002

PROSPECTUS

3,616,308 SHARES

Common Stock

        This prospectus covers an aggregate of 3,616,308 shares of common stock of On Assignment, Inc. (“On Assignment” or the “Company”) that may be offered and sold from time to time by the selling stockholders (the “Selling Stockholders”). You should refer to the “Selling Stockholders” section of this prospectus for identification of the Selling Stockholders.

      The Selling Stockholders acquired their shares of On Assignment common stock as a result of the merger of Health Personnel Options Corporation (“HPO”) into one of our wholly-owned subsidiaries on April 19, 2002. Prior to the merger the Selling Stockholders were stockholders of HPO. This registration is being undertaken pursuant to registration rights agreements between the Company and the Selling Stockholders.

      We will not receive any of the proceeds from the sale of this common stock by the Selling Stockholders. We will bear all expenses, however, in connection with the filing of the registration statement of which this document forms a part, except that the Selling Stockholders will pay all discounts and commissions payable to underwriters, brokers or dealers.

      Our common stock is listed on the Nasdaq National Market under the symbol “ASGN.”

       See “Risk Factors” beginning on page 4 to read about certain risks that you should consider before acquiring any of the common stock being offered by the Selling Stockholders.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS MAY  , 2002.

RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
SIGNATURES
EXHIBIT INDEX
Exhibit 5.1
Exhibit 23.2
Exhibit 23.3
Exhibit 23.4

      This document incorporates by reference important business and financial information about On Assignment that is not included in or delivered with this document. See “Where You Can Find Additional Information” for a listing of documents incorporated by reference. These documents are available to any person, including any beneficial owner of shares of our common stock, upon request directed to, Ronald W. Rudolph, On Assignment, Inc., 26651 West Agoura Road, Calabasas, California 91302, telephone (818) 878-7900.

      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. Neither On Assignment nor any of the Selling Stockholders has authorized any other person to provide you with information different from that contained in this prospectus.

      The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

      Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

      The information contained in this prospectus is correct only as of the date on the cover, regardless of the date this prospectus was delivered to you or the date on which you acquired any of the shares.

      You should carefully read this prospectus together with additional information described under the heading “Where You Can Find Additional Information.” For more detail, you should read the exhibits filed with our registration statement.

      As used in this prospectus, unless the context requires otherwise, “we,” “us,” “our,” “On Assignment” or the “Company” means On Assignment, Inc. and its subsidiaries.

i

RISK FACTORS

      In deciding whether to acquire any common stock in connection with this offering, and when you evaluate our performance and the forward-looking statements in this document, you should carefully consider the following risk factors, as well as the other information contained in this prospectus.

Risks Related to Financial and Economic Matters

We may not be able to sustain our past operating results.

      Our future operating results will depend on many factors, including demand for our services, our clients’ acceptance of price changes, the productivity, recruitment and retention of our account managers (“Account Managers”), the results of our expansion into new geographic markets, the degree and nature of competition, the effectiveness of our expansion, if any, into other professions, the costs of integrating and supporting new businesses, and our ability to control costs and manage our accounts receivable. As a result of these and other factors, we cannot assure you that we will be able to sustain our past rate of revenue growth or maintain our past levels of profitability. If in some future quarter or quarters our operating results are below the expectations of public market analysts or investors, the market price of our common stock may decline significantly.

Fluctuations in the general economy could adversely affect our revenues and earnings.

      Demand for temporary services is significantly affected by the general level of economic activity. As economic activity slows, many companies reduce their use of temporary employees before undertaking layoffs of their regular employees. As economic activity increases, many clients convert their temporary employees to regular employees which, depending on our agreement with the client and when such conversion occurs, may not result in any conversion fee revenue for us. We are unable to predict the level of economic activity at any particular time and its effect on our operating and financial results.

Risks Related to Our Business and Industry

If we are unable to attract qualified professionals, our business could be adversely affected.

      We depend on our ability to continue to attract qualified laboratory and scientific, clinical laboratory and medical technologist, and medical billing and collecting personnel with a broad range of skills and experience in order to meet client needs. We compete for such personnel with other temporary personnel companies, as well as actual and potential clients, some of which seek to fill positions with their own regular or temporary employees. In addition, our temporary professionals sometimes become regular employees of our clients. We cannot assure you that such qualified temporary professionals will be available to us in adequate numbers to meet client needs.

      Our ability to attract and retain nurses and allied healthcare professionals who possess the skills, experience and licenses necessary to meet the requirements of our hospital and healthcare facility clients will be extremely important for the growth and profitability of our businesses that HPO conducted prior to its merger with us. We compete for temporary healthcare professionals with other temporary healthcare staffing companies and with hospitals and healthcare facilities. We must continually evaluate and expand our temporary healthcare professional network to keep pace with our hospital and healthcare facility clients’ needs. Currently, there is a shortage of qualified nurses in most areas of the United States, competition for nursing personnel is increasing, and salaries and benefits have risen. We may be unable to continue to increase the number of temporary healthcare professionals that we recruit, decreasing the potential for growth of this business.

      Our ability to attract and retain temporary professionals, including temporary healthcare professionals, depends on several factors, including our ability to provide such professionals with assignments that they view as attractive and to provide them with competitive benefits and wages. We cannot assure you that we will be successful in any of these areas. The cost of attracting temporary professionals and providing them with attractive benefit packages may be higher than we anticipate and, as a result, if we are unable to pass on these costs to our clients, our profitability could decline. Moreover, if we are unable to attract and retain temporary professionals, the quality of our services to our clients may decline and, as a result, we could lose clients.

Fluctuations in patient occupancy at our clients’ hospital and healthcare facilities may adversely affect the demand for our healthcare services and the profitability of our business.

      Demand for our temporary healthcare staffing services is significantly affected by the general level of patient occupancy at our clients’ hospital and healthcare facilities. When occupancy increases, hospitals and other healthcare facilities often add temporary employees before full-time employees are hired. As occupancy decreases, hospitals and other healthcare facilities typically reduce their use of temporary employees before laying off their regular employees. While a nursing shortage currently exists, there is no guarantee that occupancy levels will consistently require all of our available qualified nursing personnel. In addition, we may experience more competitive pricing pressure during periods of occupancy downturn. Occupancy at our clients’ hospitals and healthcare facilities also fluctuates due to the seasonality of some elective procedures. We are unable to predict the level of patient occupancy at any particular time and its effect on our revenues and earnings.

Our operations may be adversely affected if we are unable to attract, develop and retain Account Managers.

      We rely significantly on the performance of our Account Managers in our areas of temporary staffing that do not involve the HPO business. These Account Managers have primary responsibility for all aspects of the process of assigning our temporary professionals to clients. We are highly dependent on our ability to hire, develop and retain qualified Account Managers, as well as on their productivity. The available pool of qualified Account Manager candidates is limited. In addition, prior to joining us, the typical Account Manager has no experience in the temporary employment industry. We commit substantial resources to the recruitment, training, development and operational support of our Account Managers. We cannot assure you that we will be able to continue to recruit, train and retain sufficient numbers of qualified Account Managers or that Account Managers will achieve desired productivity levels. If we fail to recruit an adequate number of Account Managers in markets where there is a high demand for our services or if our Account Managers are underproductive, this could adversely affect our results of operations and business.

Failure to retain key officers could adversely affect our operating results and business.

      Our future success depends in significant part upon the continued service of our key officers. Competition for such personnel is intense and we cannot assure you that we will retain our key officers or that we can attract or retain other highly qualified managerial personnel in the future. The loss of any of our key officers could have an adverse effect upon our business and results of operations.

      Several of our key officers, including our chief executive officer, have been with us for less than one year. Our future success will depend in significant part on the skills of this management team.

Our business depends upon our continued ability to secure and fill new orders from our clients, because we do not have long-term agreements or exclusive contracts with them.

      Our arrangements with clients are terminable at will and do not require clients to use our services. All temporary assignments, regardless of their planned length, may be terminated without advance notice. We cannot assure you that existing clients will continue to use our services at historical levels, if at all.

      The success of our business depends upon our ability to continually secure new orders from hospitals and other healthcare and scientific research and laboratory facilities and to fill those orders with our temporary professionals. Our clients are free to place orders with our competitors and may choose to use temporary professionals that our competitors offer them. Therefore, we must maintain positive relationships with our clients. If we fail to maintain these positive relationships, we may be unable to generate new temporary professional orders and our business may be adversely affected.

We operate in a highly competitive market and our success depends on our ability to remain competitive.

      The temporary services industry is highly competitive and fragmented, with limited barriers to entry. We compete in national, regional, local and international markets with full-service agencies and in regional and local markets with specialized temporary services agencies. Several of these companies have significantly greater marketing and financial resources than we have. As we expand into new geographic or professional markets, our success will depend in part on our ability to gain market share from competitors. We expect that competition will increase in the future and we cannot assure you that we will remain as competitive as we have in the past.

We may be legally liable for damages resulting from our clients’ mistreatment of our temporary professional employees.

      Because we are in the business of placing our temporary professionals in the workplaces of our clients, we are subject to possible claims by our temporary professionals alleging discrimination, sexual harassment, negligence and other similar activities by our clients. The cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract and retain qualified professionals in the future.

We conduct business in regulated industries and changes in regulations or violations of regulations may result in increased costs or sanctions that reduce our revenue and profitability.

      In many states and foreign countries, the temporary services industry is regulated, and firms such as ours must be registered or qualify for an exemption from registration. While these regulations have not materially affected the conduct of our business to date, we cannot assure you that future regulations will not have such effect. Mandated workers’ compensation and unemployment insurance premiums, which we pay for our temporary as well as our regular employees in both our domestic and international operations, can have a direct effect on cost of services and profitability. In the past, federal legislative proposals for national health insurance have included provisions extending health insurance benefits to temporary employees and some states could impose sales taxes or raise sales tax rates on temporary services. Further increases in such premiums or rates or the introduction of new regulatory provisions could substantially raise the costs associated with hiring temporary employees, and we cannot assure you that these increased costs could be passed on to clients without a significant decrease in the demand for temporary employees.

      In addition, the healthcare industry is subject to extensive federal and state laws and regulations related to:

•	facility and professional licensure;

•	conduct of operations;

•	maintenance of patient confidentiality;

•	certain clinical procedures;

•	addition of facilities and services, including certificates of need; and

•	payment for services.

      Both federal and state government agencies have been increasing coordinated civil and criminal enforcement efforts related to the healthcare industry. Laws and regulations related to the healthcare industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of those laws. If we fail to comply with the extensive laws and government regulations in the healthcare industry we serve, we or our clients could lose reimbursements under Medicare, Medicaid and other government healthcare programs or suffer civil or criminal penalties, which could result in cancellation of our contracts and a decrease in revenues.

Healthcare reform could adversely affect our business opportunities and revenues.

      The federal government has undertaken efforts to control increasing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. In the recent past, the U.S. Congress has considered several comprehensive healthcare reform proposals. The proposals were generally intended to expand healthcare coverage for the uninsured and reduce the growth of total healthcare expenditures. While the U.S. Congress did not adopt any comprehensive reform proposals, members of Congress may raise similar proposals in the future. If any of these proposals are approved, hospitals and other healthcare facilities may react by spending less on healthcare staffing, including nurses. If this were to occur, we would have fewer business opportunities, which could adversely effect our nurse staffing business.

      State governments have also attempted to control increasing healthcare costs. For example, Massachusetts has recently implemented a regulation that limits the hourly rate payable to temporary nursing agencies for registered nurses, licensed practical nurses and certified nurses’ aides. Minnesota has also implemented a statute that limits the amount that nursing agencies may charge nursing homes. Other states have also proposed legislation that would limit the amounts that temporary staffing companies may charge. Any such current or proposed laws could adversely effect our business and revenues.

      Furthermore, third party payors, such as health maintenance organizations, increasingly challenge the prices charged for medical care. Failure by hospitals and other healthcare facilities to obtain full reimbursement from those third party payors could reduce the demand or the price paid for our staffing services.

      In 1999, California enacted a nurse staffing law that requires minimum nurse-to-patient ratios for general acute care hospitals in California. Because such ratios have not yet become effective, it is impossible to predict the effect they will have on our nurse staffing business. It is possible that certain hospitals will rely on our services in order to comply. It is also possible, however, that hospitals will attempt to reduce their reliance on traveling nurses in order to reduce costs. As yet, no additional states have enacted similar laws, which could have the effect of diverting nurses to California that we would like to assign to other states.

Our costs of providing housing for temporary professional employees in our nurse travel business may be higher than we anticipate and, as a result, our margins could decline.

      If the transportation costs and costs of renting apartments and furniture for our travelling nurses increases more than we anticipate and we are unable to pass on such increases to our clients, our margins may decline.

Difficulties in maintaining our management information and communications systems may result in increased costs that reduce our profitability.

      Our ability to deliver our staffing services to our clients and manage our internal systems depends to a large extent upon the performance of our management information and communications systems. If these systems do not adequately support our operations, or if we are required to incur significant additional costs to maintain or expand these systems, our business and financial results could be adversely affected.

We face risks associated with our strategy of expansion through acquisition that could adversely affect our business and results of operations.

      We may continue to pursue acquisitions of temporary staffing companies. These acquisitions involve numerous risks, including:

•	difficulties integrating acquired personnel and distinct cultures into our business;

•	diversion of management attention from existing operations;

•	potential loss of key employees or customers of acquired companies; and

•	assumption of liabilities and exposure to unforeseen liabilities of acquired companies.

      These acquisitions may also involve significant cash expenditures, debt incurrence and expenses and potential write-off of goodwill that could have an adverse effect on our financial condition and results of operations. Any acquisition may ultimately have a negative impact on our business and financial condition.

      We may also decide to pursue future expansion by internal growth. The rate at which we establish new services may significantly affect our operating and financial results, especially in the quarters of and immediately following expansion into new professional or industry markets. We cannot assure you that we will successfully be able to expand our services in the fields we currently serve, to identify new professional fields suitable for expansion or to continue to grow.

Our international operations face special risks which could adversely affect our results of operations.

      We currently conduct operations in Canada, the UK, the Netherlands, Belgium and Ireland. For our 2001 fiscal year these operations accounted for seven percent of our revenues. We may expand our operations in these countries in the future. We have limited experience in marketing, selling and, particularly, supporting our services outside of North America. Development of such skills may be more difficult or take longer than we anticipate, especially due to the fact that our centralized support functions in Calabasas, California, are not able to provide the same level of support to operations outside of North America as provided to our current North American operations. In addition to establishing operations support functions outside North America, we have to address language barriers and different regulations of temporary employment. Moreover, international operations are subject to a variety of additional risks associated with conducting business internationally that could adversely affect our results of operations. These risks may include the following: problems in collecting accounts receivable; the impact of recessions in economies outside the United States; unexpected changes in regulatory requirements; fluctuations in currency exchange rates; seasonal reductions in business activity during the summer months in Europe; and potentially adverse tax consequences.

Risks Associated With Our Merger With HPO

We may not achieve the expected benefits of the merger with HPO.

      We decided to acquire HPO because, among other things, it significantly increases our staffing presence in the healthcare industry and offers us the opportunity to participate in the rapidly growing nurse staffing segment of that industry. Our likelihood in achieving increased growth in revenues and earnings as a result of our acquisition of HPO will depend, in part, on future events and circumstances beyond our control, including the following:

•	A decline in economic conditions in general or in the temporary staffing industry in particular could cause our combined company to fail to meet our expectations for revenues and earnings.

•	The other risk factors discussed below may prevent or decrease the advantages we anticipated from the merger.

      Because of these and other factors, it is possible that we will not realize some or all of the expected benefits of the merger.

The diversion of management’s attention to the operations of HPO and its integration with us could adversely affect the operations of the combined company.

      Our management team had no previous experience in the nurse staffing business prior to the HPO merger and we will rely heavily upon the experience and expertise of the HPO management team in conducting the HPO operations. Our decision to acquire HPO was based in part on the assumption that following the merger, the operations of HPO would not significantly divert the focus of our management and administrative personnel from our other staffing businesses. If this turns out not to be the case, it could adversely affect our results of operations and business.

Integrating HPO into On Assignment will present significant challenges that may result in the combined company not operating as efficiently as expected or in a failure to achieve the anticipated potential benefits of the merger.

      We anticipate beginning to integrate the business of HPO with the business of On Assignment early next year. On Assignment’s management team has no experience in running the combined business. We may not be able to integrate the operations of On Assignment and HPO without an unexpected loss of key employees, clients and revenues, an increase in operating or other costs or other difficulties. In addition, we may not be able to realize certain operating efficiencies, synergies, cost savings or other benefits expected from the merger.

If we were required to write off any significant amount of HPO goodwill acquired in the merger, this would adversely affect our financial results.

      Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, became effective in January 2002. Under this Statement, the goodwill of an acquired company is periodically measured for impairment. If at some time in the future the value of the goodwill of HPO acquired by us in the merger were determined to have significantly decreased, we would have to write-off the amount of this decrease. This write-off would adversely affect our financial results for the period in which the write-off occurred.

Risks Related to on Assignment Common Stock

The price of our common stock may decline as a result of the merger with HPO.

      The number of issued shares of our common stock increased substantially as a result of the merger with HPO, from 22,889,498 shares to 26,791,498 shares. The Selling Stockholders collectively own approximately 14.6% of our outstanding stock, substantially all of which will be available for sale by the Selling Stockholders under the shelf registration statement of which this document is a part. The Selling Stockholders (other than Messrs. Wead and DeVille, and AG Edwards & Sons, Inc. Custodian for J. William DeVille IRA) (the “Non-Management Stockholders”) beneficially own 3,584,564 of the shares being offered hereby, 358,456 of which are currently being held in a one-year purchase price holdback escrow established in connection with the merger. The Non-Management Stockholders have agreed that they may not sell into the public market, in the aggregate, more than 100,000 shares of Company common stock, on any single day or more than 270,000 of their non-escrowed shares, in any 30-day period (with the first 30-day period beginning on April 19, 2002, the effective date of the merger). To the extent that in any such 30-day period a Non-Management Stockholder sells fewer than his, her or its pro rata allocation of the 270,000 shares, that number of unsold shares will be added to the amount of shares available for sale by that particular Non-Management Stockholder in succeeding months. The shares held in escrow are subject to the aggregate daily restriction, but not the aggregate monthly restriction described above.

      Sales of substantial amounts of our common stock in the public market by the Selling Stockholders, or the perception that these sales may occur, could adversely affect the market price of our common stock.

If provisions in our corporate documents and Delaware law delay or prevent a change in control of our company, we may be unable to consummate a transaction that our stockholders consider favorable.

      Provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. Our certificate of incorporation authorizes our board of directors to issue up to one million shares of “blank check” preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. Our certificate of incorporation and bylaws also contain voting and procedural provisions that could prevent or delay a change in control of the Company. With these rights, preferred stockholders could make it more difficult for us to be acquired by a third party. Applicable Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This document, including the documents incorporated by reference, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this document or the documents incorporated by reference that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These include such matters as:

•	benefits, effects or results of the merger;

•	cost reductions, operating efficiencies or synergies and the integration of operations in connection with the merger;

•	future stock market valuations;

•	tax and accounting treatment of the merger;

•	business strategies;

•	future acquisitions;

•	expansion and growth of operations after the merger; and

•	future operating results and financial condition.

      Forward looking statements are not guarantees of performance and actual results or developments may differ materially from those projected in these statements. We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. These statements are subject to a number of assumptions, risks and uncertainties, including:

•	general economic, political and business conditions;

•	the business opportunities, or lack of opportunities, that may be presented to and pursued by us;

•	the ability to integrate the operations of On Assignment and HPO; and

•	the effect of changes in laws and regulations.

      These factors are in addition to the risks described in the “Risk Factors” section of this document and the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the documents incorporated by reference. Many of these factors are beyond our control. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the common stock by the Selling Stockholders. We will bear all expenses, however, in connection with the filing of the registration statement of which this document forms a part, except that the Selling Stockholders will pay all discounts and commissions payable to underwriters, brokers or dealers.

SELLING STOCKHOLDERS

      The following table sets forth information as of April 22, 2002, with respect to (i) each Selling Stockholder’s beneficial ownership of On Assignment common stock prior to this offering, (ii) the number of shares of common stock which may be offered for sale in connection with this offering, and (iii) the number of shares of On Assignment common stock to be beneficially owned by each Selling Stockholder after this offering (assuming the sale of all shares being offered).

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to Offering			After Offering
			Shares of Common
Name of Selling Stockholder	Number	Percent	Stock to be Offered	Number(1)	Percent

River Cities Capital Fund	1,221,112	4.6	1,221,112	—	*
Limited Partnership(2), (13)

River Cities Capital Fund II	359,984	1.3	359,984	—	*
Limited Partnership(3), (13)

Castellini Management	749,843	2.8	749,843	—	*
Company Limited Partnership(4), (13)

Timothy A. Michael(5), (13)	305,495	*	305,495	—	*

A.G. Edwards & Sons Inc.	303,461	*	303,461	—	*
Custodian for Timothy A. Michael IRA(6), (13)

MLK, Inc.(7), (13)	572,875	2.1	572,875	—	*

J. William DeVille(8), (14)	142,026	*	14,203	127,823	*

A.G. Edwards & Sons Inc.	102,881	*	10,288	92,593	*
Custodian for J. William DeVille IRA(9), (14)

Kenneth Wead(10), (14)	72,529	*	7,253	65,276	*

R. Patrick Perkins(11), (13)	54,031	*	54,031	—	*

Cynthia G. Falk(12), (13)	17,763	*	17,763	—	*

Total	3,902,000	14.6	3,616,308	285,692	1.1

(1)	Amounts assume each Selling Stockholder sells all of his her or its shares offered hereby.

(2)	River Cities Capital Fund Limited Partnership, 221 East Fourth Street, Suite 1900, Cincinnati, Ohio 45202-4147.

(3)	River Cities Capital Fund II Limited Partnership, 221 East Fourth Street, Suite 1900, Cincinnati, Ohio 45202-4147.

(4)	Castellini Management Co., 312 Elm Street, Suite 2600, Cincinnati, Ohio 45202.

(5)	Timothy A. Michael, 4165 Rose Hill Avenue, Cincinnati, Ohio 45229.

(6)	A.G. Edwards & Sons Inc. as custodian for Timothy A. Michael IRA, 225 East Fifth Street, Suite 1400, Attention: Louis Ginocchi, Cincinnati, Ohio 45202.

(7)	MLK, Inc., 75 Rhode Island Ave. South, Golden Valley, Minnesota 55462.

(8)	J. William DeVille, Deputy Chief Operating Officer of Health Personnel Options Corporation, 130 Shoemaker Drive, Loveland, Ohio 45150.

(9)	A.G. Edwards & Sons Inc. as custodian for J. William DeVille IRA, 225 East Fifth Street, Suite 1400, Attention: Louis Ginocchi, Cincinnati, Ohio 45202.

(10)	Kenneth Wead, Senior Vice President of Sales and Staffing Operations of Health Personnel Options Corporation, 8746 Tiburon Drive, Cincinnati, Ohio 45249.

(11)	R. Patrick Perkins, 10701 McMullen Creek Parkway, Suite D, Charlotte, North Carolina 28226.

(12)	Cynthia G. Falk, 5 Fairways Drive, Southgate, Kentucky 41071.

(13)	Subject to restrictions on daily and monthly sales as set forth in the registration rights agreement to which these Selling Stockholders are a party.

(14)	Subject to a lock-up agreement entered into in connection with the HPO merger that prohibits sales of their shares received in the merger for a one year period following the closing of the merger (April 19, 2002) and then restricts sales to 25% of the shares on the first anniversary of the closing and an additional 25% every 90 days thereafter.

*	Less than one percent.

PLAN OF DISTRIBUTION

      The common stock covered by this document may be sold from time to time by the Selling Stockholders, or by their donees or pledgees selling shares received after the date of this document, subject to certain restrictions, on any stock exchange or automated interdealer quotation system on which the shares are listed, in privately negotiated transactions or otherwise. The shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices that may be changed or at prices otherwise negotiated. The common stock may be sold by one or more of the following methods, including, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this document;

•	an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of put or call options, whether or not the options are listed on an options exchange, by means of the establishment or settlement of other hedging transactions, including forward sale transactions, and through the loan of the shares to brokers or dealers who are counterparties to hedging transactions, whereby such brokers or dealers may sell the shares so borrowed into the public market;

•	through the distribution of the shares by any Selling Stockholder to its partners, members, beneficiaries or stockholders; and

•	any combination of any of these methods of sale.

      The Selling Stockholders may also transfer the shares by gift. We do not know of any arrangements by the Selling Stockholders for the sale of any of the shares.

      The Selling Stockholders may effect sales transactions by selling the common stock directly to purchasers or through or to brokers or dealers, and such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, and/or from the purchasers of the common stock for whom they may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). Any brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers or dealers may act as principals, or as an agent of a Selling Stockholder. Broker-dealers may agree with a Selling Stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a Selling Stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

      Upon our being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of any of the common stock offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, to the extent required a prospectus supplement will be filed that will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters or dealer-agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commission or concessions allowed or reallowed or paid to dealers. In addition, upon our being notified that a donee or pledgee intends to sell more than 500 shares, if required a supplement to this prospectus will be filed.

      Any of the shares covered by this document which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that Rule rather than pursuant to this document.

      We cannot assure you that the Selling Stockholders will sell any or all of the common stock offered by them under this document.

      A Selling Stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that Selling Stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A Selling Stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares pursuant to this document (as supplemented or amended to reflect such transaction). In addition, a Selling Stockholder may, from time to time, sell the shares short, and, in those instances, this document may be delivered in connection with the short sales and the shares offered under this document may be used to cover short sales. A Selling Stockholder may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this document (if required, as supplemented or amended to reflect such transaction).

      We intend to keep the registration statement effective until the earlier of the date that registration is no longer required or the date on which the distribution of all the securities covered by the registration statement is completed.

      The Selling Stockholders and any broker-dealer acting in connection with the sale of the common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the common stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. None of the Selling Stockholders is a registered broker-dealer or affiliated with a broker-dealer. We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M promulgated by the SEC may apply to their sales in the market and have informed them that they will be subject to the prospectus delivery requirements of the Securities Act of 1933 which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act of 1933. The Selling Stockholders may agree to indemnify any agent, broker or dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities under the Securities Act of 1933. We have agreed to indemnify the Selling Stockholders against certain liabilities arising under the Securities Act of 1933 from sales of our common stock.

DESCRIPTION OF CAPITAL STOCK

      The following description of our common stock, preferred stock, certificate of incorporation and bylaws is a summary only and is subject to the complete text of our certificate of incorporation and bylaws. You are encouraged to read those documents carefully.

Common Stock

      We are authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share. As of April 22, 2002, 26,791,498 shares were issued and outstanding, and 2,220,595 shares were reserved for issuance upon the exercise of certain outstanding options. The holders of our common stock are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by our board of directors from funds legally available for payment. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, and no shares of our common stock are subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of On Assignment, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of our common stock. Holders of our common stock do not have cumulative voting rights, so that holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members of our board of directors.

Preferred Stock

      Under our certificate of incorporation, as amended, our board of directors has the power, generally without further action by the holders of our common stock, to issue up to 1,000,000 shares of preferred stock, par value $.001, in one or more series as designated by our board of directors and to designate the relative rights and preferences of our preferred stock. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive to the interest of the holders of our common stock or other series of our preferred stock. The preferred stock will, when issued, be fully paid and non-assessable. The issuance of any preferred stock may have the effect of delaying or preventing a change in control of On Assignment without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of our common stock. In certain circumstances, the issuance of preferred stock could depress the market price of our common stock. The board of directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a certificate of designation defining the rights and preferences of such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Delaware Secretary of State, or copies may be obtained from On Assignment. As of May 7, 2002, there were no outstanding shares of our preferred stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws

      Our certificate of incorporation and bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

      Blank Check Preferred Stock. Our certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to the preferred stock and can issue the stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

      Other Anti-takeover Provisions. Our certificate of incorporation and bylaws contain additional provisions that provide (i) that directors can be removed from office with or without cause and only by the affirmative vote of the holders of 66 2/3 % of the then outstanding shares of capital stock entitled to vote generally in an election of directors, (ii) that vacancies on the board of directors may be filled only by the remaining directors, (iii) that any action required or permitted to be taken by our stockholders must be taken at a duly called and noticed meeting, and not by written consent of the stockholders, (iv) that any meeting of stockholders may be called only upon the affirmative vote of at least a majority of the members of the board of directors or at least 10% of the voting power of our voting stock, and (v) for an advance notice procedure for the nomination, other than by or at the direction of the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by us not less than 30 nor more than 60 days before the meeting and must contain certain information concerning the stockholder submitting the proposal. The affirmative vote of at least two-thirds of the directors in office on the date of the offering, or directors nominated by the current directors or the holders of at least 66 2/3% of the voting power of our voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this paragraph.

      Certain Provisions of Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the previous three years obtained 15% of more of any class of series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the board of directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series owned by the interested stockholder.

LEGAL MATTERS

      The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P., Los Angeles, California.

EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated balance sheet of HPO and its subsidiaries and the related consolidated statement of operations, stockholders’ equity and cash flows for the one year period ended June 30, 2001 have been audited by Ernst & Young, L.L.P., independent auditors, as stated in their report, which is incorporated by reference in this document and has been so incorporated in reliance on the reports of such firm, given upon their authority as experts in accounting and auditing. The consolidated balance sheets of HPO and its subsidiaries and the related consolidated statements of operations, stockholders’ equity and cash flows for the one year periods ended June 30, 1999 and June 30, 2000 have been audited by Joseph Decosimo and Company, PLL, independent auditors, as stated in their reports, which are incorporated by reference in this document and have been so incorporated in reliance on the reports of such firm, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      Federal securities law requires On Assignment to file information with the SEC concerning its businesses and operations. Accordingly, On Assignment files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by On Assignment at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public on the SEC’s web site at: http://www.sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K. Street, N.W., Washington, D.C. 20006.

      This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. As allowed by the SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information with respect to On Assignment, the On Assignment common stock and related matters, you should consult the registration statement and its exhibits. Statements contained in this document concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for additional information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

      The rules and regulations of the SEC permit the information On Assignment files with the SEC to be “incorporated by reference.” This means that On Assignment can disclose important information to you by referring you to the other information On Assignment has filed with the SEC. The information that has been incorporated by reference is considered to be part of this document. Information that On Assignment files later with the SEC will automatically update and supersede this information.

      The On Assignment documents listed below and any filings On Assignment will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act following the date of this document are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	Proxy Statement filed with the SEC on April 29, 2002;

•	Current Report on Form 8-K filed with the SEC on May 3, 2002; and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

      You can request a free copy of the above filings or any filings subsequently incorporated by reference into this document by writing or calling:

On Assignment, Inc.
26651 West Agoura Road
Calabasas, California 91302
Attention: Ronald W. Rudolph,
Executive Vice President, Finance and Chief Financial Officer

Telephone requests may be directed to: (818) 878-7900.

      As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

For More Information Regarding

this Offering or General Information
Regarding On Assignment Contact:

Ronald W. Rudolph
Executive Vice President, Finance,
and Chief Financial Officer
26651 West Agoura Road
Calabasas, California 91302
Telephone: (818) 878-7900

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of this offering. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission filing fee	$6,743.84
Printing fees and expenses	5,000.00
Legal fees and expenses	50,000.00
Blue sky fees and expenses	0.00
Miscellaneous	6,000.00

Total	$67,743.84

Item 15.     Indemnification of Directors and Officers

      Section 102 of the General Corporation Law of Delaware allows a corporation to limit directors’ personal liability to the corporation or its stockholders from monetary damages for breach of fiduciary duty as a director, with certain exceptions.

      Section 145 of the General Corporation Law of Delaware permits a corporation, subject to the standards set forth therein, to indemnify any person in connection with any action suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as such with respect to another entity at the request of the corporation. Section 6 of our bylaws provide for full indemnification of our directors and officers to the extent permitted by Section 145.

      On Assignment maintains in effect directors and officers liabilities insurance providing customary coverage for its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of On Assignment.

Item 16.     Exhibit Index

Exhibit No.		Description

2.1		Agreement and Plan of Merger, dated March 27, 2002, by and among On Assignment, Inc., On Assignment Acquisition Corp., Health Personnel Options Corporation and certain stockholders of Health Personnel Options Corporation.(1)
4.1		Registration Rights Agreement by and among On Assignment, Inc., certain stockholders of Health Personnel Options Corporation and for purposes of Section 3.1 only, Edwin T. Robinson, as Stockholder Representative.(2)
4.2		Limited Registration Rights Agreement by and among On Assignment, Inc., J. William DeVille, A.G. Edwards & Sons as Custodian for J. William DeVille and Kenneth Wead.(2)
4.3		Lock-up Agreement by and between On Assignment, Inc. and J. William DeVille.(2)
4.4		Lock-up Agreement by and between On Assignment, Inc. and Kenneth Wead.(2)
4.5		Escrow Agreement between On Assignment, Inc., Stockholder Representative and Fifth Third Bank(2)
4.6		Amended and Restated Certificate of Incorporation of On Assignment, Inc.(3)
4.7		Amended and Restated Bylaws of On Assignment, Inc.(2)
5	.1*	Opinion of Fulbright & Jaworski L.L.P.
23	.1*	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

Exhibit No.		Description

23	.2*	Consent of Deloitte & Touche LLP
23	.3*	Consent of Ernst & Young L.L.P.
23	.4*	Consent of Joseph Decosimo and Company, PLL
24	.1*	Powers of Attorney (included on signature page)

*	filed herewith

(1)	Previously filed as an Exhibit to On Assignment, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

(2)	Previously filed as an Exhibit to On Assignment, Inc.’s Current Report on Form 8-K filed May 3, 2002.

(3)	Previously filed as an Exhibit to On Assignment, Inc.’s Current Report on Form 8-K filed October 11, 2000.

Item 17.     Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such issues.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Calabasas, State of California, on May 10, 2002.

ON ASSIGNMENT, INC.
(Registrant)

By:	/s/ JOSEPH PETERSON, M.D.,

Joseph Peterson, M.D.,
Chief Executive Officer, President
and Director

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Peterson, M.D. and Ronald W. Rudolph and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOSEPH PETERSON, M.D. Joseph Peterson, M.D.	Chief Executive Officer, President and Director (Principal Executive Officer)	May 10, 2002

/s/ RONALD W. RUDOLPH Ronald W. Rudolph	Executive Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2002

/s/ KAREN BRENNER Karen Brenner	Director	May 10, 2002

/s/ WILLIAM E. BROCK William E. Brock	Director	May 10, 2002

/s/ ELLIOTT ETTENBERG Elliott Ettenberg	Director	May 10, 2002

Signature	Title	Date

/s/ JONATHAN S. HOLMAN Jonathan S. Holman	Director	May 10, 2002

/s/ JEREMY M. JONES Jeremy M. Jones	Director	May 10, 2002

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated March 27, 2002, by and among On Assignment, Inc., On Assignment Acquisition Corp., Health Personnel Options Corporation and certain stockholders of Health Personnel Options Corporation.(1)
4.1	Registration Rights Agreement by and among On Assignment, Inc., certain stockholders of Health Personnel Options Corporation and for purposes of Section 3.1 only, Edwin T. Robinson, as Stockholder Representative.(2)
4.2	Limited Registration Rights Agreement by and among On Assignment, Inc., J. William DeVille, A.G. Edwards & Sons as Custodian for J. William DeVille and Kenneth Wead.(2)
4.3	Lock-up Agreement by and between On Assignment, Inc. and J. William DeVille.(2)
4.4	Lock-up Agreement by and between On Assignment, Inc. and Kenneth Wead.(2)
4.5	Escrow Agreement between On Assignment, Inc., Stockholder Representative and Fifth Third Bank(2)
4.6	Amended and Restated Certificate of Incorporation of On Assignment, Inc.(3)
4.7	Amended and Restated Bylaws of On Assignment, Inc.(2)
5.1*	Opinion of Fulbright & Jaworski L.L.P.
23.1*	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Ernst & Young L.L.P.
23.4*	Consent of Joseph Decosimo and Company, PLL
24.1*	Powers of Attorney (included on signature page)

*	filed herewith

(1)	Previously filed as an Exhibit to On Assignment, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

(2)	Previously filed as an Exhibit to On Assignment, Inc.’s Current Report on Form 8-K filed May 3, 2002.

(3)	Previously filed as an Exhibit to On Assignment, Inc.’s Current Report on Form 8-K filed October 11, 2000.